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                                                                    EXHIBIT 11.0

                                  ORCAD, INC.

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     Earnings per share for the years ended December 31, 1996, 1995 and 1994 were computed based on the weighted average number of common and dilutive common equivalent shares outstanding. Common equivalent shares for the years ended December 31, 1995 and 1994 include shares of Series A Preferred Stock that will be converted into common shares upon consummation of the Company's initial public offering. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all shares and options issued within one year prior to the initial filing of the registration statement, if dilutive, were treated as if they were outstanding for all reported periods.

                                                                     YEAR ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                    1996       1995       1994
                                                                   ------     ------     ------
Common Stock.....................................................   5,253        647        617
Common Stock issued for:
  Massteck Ltd...................................................     510        510        510
  Intelligent Systems Japan, K.K.................................     427        427        427
Common Stock Equivalents.........................................     526        534         --
Series A Preferred Stock.........................................      --      2,307      2,307
SAB 83 Adjustment................................................      --        350        350
                                                                   ------     ------     ------
Tax benefit of non-qualified stock options.......................     (98)        --         --
Total............................................................   6,618      4,775      4,211
                                                                   ======     ======     ======
Net Income (Loss)................................................  $4,202     $  315     $   29
                                                                   ======     ======     ======
Net Income (Loss) Per Share......................................  $  .63     $  .07     $  .01
                                                                   ======     ======     ======
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